EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, MI 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

Southern Michigan Bancorp, Inc. Announces Completion of FNB Financial Corporation Acquisition

Coldwater, Michigan, December 3, 2007: Southern Michigan Bancorp, Inc. ("Southern") today announced that it has completed its acquisition of FNB Financial Corporation ("FNB"), a bank holding company, and its wholly-owned subsidiary bank, The First National Bank of Three Rivers.

John H. Castle, Chairman & Chief Executive Officer of Southern, said, "We are pleased to have completed this acquisition. Although The First National Bank of Three Rivers and Southern Michigan Bank & Trust will continue to serve their respective clients as individually-chartered banks, we believe our combined corporate resources will strengthen us to be more competitive and responsive to businesses and individuals in the markets we serve." Castle continued, "we want to welcome all of FNB's shareholders, customers, and employees to the Southern family. We look forward to the smooth integration of our companies and hope to complete the core processing system conversion early in the second quarter of 2008."

Based on Southern's closing stock price on November 30, 2007, the transaction is valued at $24.7 million. Southern is now a two bank holding company headquartered in Coldwater, Michigan with assets of approximately $470 million and 19 branches within Branch, Calhoun, Cass, Hillsdale and St. Joe Counties.